Exhibit 99.1

ICTV Brands Reports 2Q17 Financial Results

Conference Call Begins August 15, 2017 at 10:00am EDT

Wayne, PA — (Marketwired) – August 14, 2017 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused direct response marketing and international branding company focused on the health, wellness and beauty sector, today reported financial results for the three months ended June 30, 2017.

Second Quarter 2017 Highlights:

●	Delivered revenue of approximately $7.95 million, up 75% compared to the prior year quarter.
●	Achieved positive Adjusted EBITDA of $392,913, up 219% compared to prior year quarter.
●	Total assets increased to approximately $19.9 million from approximately $4.5 million at December 31, 2016, which includes approximately $8.8 million in inventory and approximately $2.2 million in cash and equivalents.
●	Settled future royalty payments due to PhotoMedex.

Management Commentary:

Richard Ransom, President, stated, “I am once again pleased with our performance and execution during the second quarter. This was our first full period of operations since the acquisition of the no!no! brand and other assets from PhotoMedex. We have integrated the assets onto our existing platform and remain focused as we look to leverage our two flagship brands for expanded distribution. Our 89% increase in revenue during the first half of 2017 vs. 2016 is a reflection of our talented team, of whom I am extremely proud today. I would like to reiterate our expectations for 2017 revenue to more than double from the $16.8 million we reported in 2016.”

“During the second quarter, we continued to grow our retail presence with either new or expanded rollouts at Kohl’s, Bed Bath & Beyond, as well as Shopper’s Drug Mart and Jean Coutu in Canada, amongst others. Our executive team recently initiated a goal to be in more than 30,000 retail doors worldwide by the end of 2018. Additionally, our live television distribution channel remains strong both in the U.S. and overseas. We continue to see compelling opportunities for both Dermawand and our no!no! brands.”

“We are excited about the second half of 2017 and look forward to sharing more details in the near term as our products and distribution platform continues to expand worldwide.”

Reported Financial Results:

Second Quarter 2017 Compared to Second Quarter 2016:

Revenues for the three months ended June 30, 2017 were approximately $7.95 million, compared to approximately $4.5 million for the three months ended June 30, 2016. For the three months ended June 30, 2017, we generated approximately $6.2 million in gross profit, compared to approximately $3.2 million during the three months ended June 30, 2016 as a result of the addition of the no!no!TM, KyrobakTM and Cleartouch TM products acquired in January 2017. Gross profit margin was 78% in the second quarter 2017 compared to 70% in the prior year quarter. The increase in gross margin percentage can be attributed to a higher percentage of sales generated directly, as opposed to selling through third parties, both domestically and internationally. Total operating expenses increased to approximately $6.5 million from approximately $3.8 million during the second quarter of 2016. The largest factor is an increase in media expenditures. Media expenditures were approximately $1.8 million and $1.7 million for the three months ended June 30, 2017 and 2016, respectively. In addition, internet marketing expense which increased to approximately $1.2 million for the three months ended June 30, 2017 from approximately $252,000 during the three months ended June 30, 2016, as well as payroll expenses increased to $704,000 during the three months ended June 30, 2017 from $386,000 during the three ended June 30, 2016, as a result of additional employees from the PhotoMedex acquisition.

Net loss for the second quarter was approximately $375,000, compared to a net loss of approximately $601,000 in the prior year quarter. The resulting EPS is ($0.01), as compared to ($0.02) in the comparable quarter a year earlier. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was approximately $70,000 as compared to approximately ($440,000).

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Revenues for the six months ended June 30, 2017 were $15.6 million, increasing from $8.3 million in the prior year period as a result of the addition of the no!no!TM, KyrobakTM and Cleartouch TM products acquired in January 2017. For the six months ended June 30, 2017, we generated $11.7 million in gross margin, compared to approximately $5.7 million during the six months ended June 30, 2016 as a result of the addition of the no!no!TM, KyrobakTM and Cleartouch TM products acquired in January 2017. Gross margin percentage was approximately 75% and 69% for the six months ended June 30, 2017 and 2016. Total operating expenses increased to approximately $12.4 million from approximately $6.4 million during the second quarter of 2016. This increase in operating expenses relates primarily to the PhotoMedex acquisition. The biggest increase was media expenditures, which was approximately $3.5 million for the six months ended June 30, 2017 compared to $2.6 million for the six months ended June 30, 2016. In addition to media expenditures, there was an increase in internet marketing expense of $1.5 million to $2.1 million for the six months ended June 30, 2017 from $0.6 million during the six months ended June 30, 2016. In addition, payroll expenses increased to $1.4 million during the six months ended June 30, 2017 from $0.8 million during the six months ended June 30, 2016, as a result of additional employees from the PhotoMedex acquisition. Net loss was ($743,000), compared to ($690,000). EPS was ($0.02), as compared to $(0.02), and Adjusted EBITDA was approximately $392,000 as compared to approximately ($329,000).

Balance Sheet as of June 30, 2017

As of June 30, 2017, the Company had approximately $2.25 million in cash and cash equivalents and approximately $6.8 million in working capital compared to approximately $1.4 million and approximately $1.3 million as of December 31, 2016, respectively. The Company believes that our current cash will be sufficient to meet the anticipated cash needs for working capital for at least the next twelve months.

Conference Call

ICTV will hold a conference call to discuss the Company’s second quarter 2017 results and answer questions on August 15, 2017, beginning at 10:00am EDT. The call will be open to the public and will have a corporate update presented by ICTV’s Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ernest P. Kollias, Jr., followed by a question and answer period. The live conference call can be accessed by dialing (866) 831-8713 or (203) 518-9713. Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through August 30, 2017. To listen to the replay, dial (800) 925-9354 (domestic) or (402) 220-5384 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells primarily health, beauty and wellness products as well as various consumer products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through, including direct response television, or DRTV, digital marketing campaigns, live home shopping, traditional retail and e-commerce market places, and our international third party distributor network. Its products are sold in the North America and are available in over 65 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital, a professional quality skin care line that effects superior hydration, the CoralActives brand of acne treatment and skin cleansing products, and Derma Brilliance, a sonic exfoliation skin care system which helps reduce visible signs of aging, Jidue, a facial massager device which helps alleviate stress, and Good Planet Super Solution, a multi-use cleaning agent. On January 23, 2017, we acquired several new brands, through the PhotoMedex and Ermis Labs acquisitions and have begun marketing and selling the following new products; no!no! ® Hair, a home use hair removal device; no!no!® Skin, a home use device that uses light and heat to calm inflammation and kill bacteria in pores to treat acne; no!no! ® Face Trainer, a home use mask that supports a series of facial exercises; no!no!® Glow, a home use device that uses light and heat energy to treat skin; Made Ya Look, a heated eyelash curler; no!no! ® Smooth Skin Care, an array of skin care products developed to work with the devices to improve the treated skin; Kyrobak, a home use device for the treatment of non-specific lower back pain; ClearTouch ®, a home use device for the safe and efficient treatment of nail fungus; and Ermis Labs acne treatment cleansing bars. ICTV Brands, Inc. was founded in 1998 and is headquartered in Wayne, Pennsylvania. For more information on our current initiatives, please visit www.ictvbrands.com.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles. Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

	(Unaudited)		(Unaudited)
	For the three months ended		For the six months end
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Net loss, as reported	$(375,125)	$(601,172)	$(742,743)	$(689,851)
Share based compensation expense	77,099	82,631	159,058	204,086
Depreciation and amortization	296,380	74,610	519,828	149,219
Interest Expense	1,723	3,455	50,770	7,237
Issuance of stock for compensation	-	-	336,000	-
Taxes	70,000	-	70,000	-
Adjusted EBITDA	$70,077	$(440,476)	$392,913	$(329,309)

Forward-Looking Statements

Forward-Looking Statements. This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

— Financial Statement Schedules follow —

ICTV BRANDS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,254,785	$1,390,641
Accounts receivable, net of $397,389 and $123,109, respectively	3,059,766	506,337
Other receivable, net	267,460	-
Inventories, net	8,843,661	1,499,270
Prepaid expenses and other current assets	553,522	254,303
Total current assets	14,979,194	3,650,551

Property and equipment	1,078,337	74,098
Less accumulated depreciation	(132,415)	(58,099)
Property and equipment, net	945,922	15,999

Intangibles assets, net	3,984,370	872,864

Total assets	$19,909,486	$4,539,414

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,694,135	$1,644,899
Deferred revenue – short-term	401,736	377,445
Contingent consideration – short term	2,594,984	-
Deferred consideration – short term	160,417	-
Other liabilities- current	295,650	288,525
Total current liabilities	8,146,922	2,310,869

Deferred revenue – long-term	233,298	274,374
Contingent consideration – long term	984,776	-
Deferred consideration – long term	1,003,701	-
Other liabilities – long-term	514,826	665,713
Total long-term liabilities	2,736,601	940,087

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 52,303,725 and 28,343,007 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	42,093	18,132
Additional paid-in-capital	19,906,390	11,546,804
Accumulated other comprehensive loss	96,701	-
Accumulated deficit	(11,019,221)	(10,276,487)

Total shareholders’ equity	9,025,963	1,288,458

Total liabilities and shareholders’ equity	$19,906,390	$4,539,414

See accompanying notes to the condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE LOSS

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

NET SALES	$7,950,076	$4,544,092	$15,597,195	$8,267,736

COST OF SALES	1,726,046	1,343,069	3,879,626	2,539,765

GROSS PROFIT	6,224,030	3,201,023	11,717,569	5,727,971

OPERATING EXPENSES:
General and administrative	2,673,271	1,081,419	5,155,541	2,040,737
Selling and marketing	3,854,031	2,717,321	7,243,975	4,369,848
Total operating expenses	6,527,302	3,798,740	12,399,516	6,410,585

OPERATING LOSS	(303,272)	(597,717)	(681,947)	(682,614)

INTEREST EXPENSE, NET	(1,723)	(3,455)	(50,770)	(7,237)

MISCELLANEOUS INCOME (LOSS)	(130)	-	59,974	-

LOSS BEFORE PROVISION FOR INCOME TAX	(305,125)	(601,172)	(672,743)	(689,851)

PROVISION FOR INCOME TAXES	70,000	-	70,000	-

NET LOSS	$(375,125)	$(601,172)	$(742,743)	$(689,851)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	102,118	-	96,701	-

COMPREHENSIVE LOSS	$(273,007)	$-	$(646,042)	$-

NET LOSS PER SHARE
BASIC	$(0.01)	$(0.02)	$(0.02)	$(0.02)
DILUTED	$(0.01)	$(0.02)	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC AND DILUTED	52,075,703	28,202,739	48,093,572	28,175,406

See accompanying notes to the condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(Unaudited)

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(742,743)	$(689,851)
Adjustments to reconcile net loss to net increase in cash provided by (used in) operating activities:
Depreciation	78,263	3,744
Amortization of intangible assets	441,565	145,475
Bad debt expense	653,491	442,193
Share based compensation	159,058	204,086
Issuance of stock for compensation	336,000	-
Change in fair value of contingent consideration	(48,035)	-
Loss on disposal of property and equipment	3,228	-
Noncash interest	53,117	8,198
Change in assets and liabilities:
Accounts receivable	(3,206,920)	(516,374)
Other receivable	(837,708)	-
Inventories	(507,213)	656,805
Prepaid expenses and other current assets	(299,219)	138,626
Accounts payable and accrued liabilities	3,049,236	(90,184)
Severance payable	-	(45,995)
Deferred revenue	(16,785)	49,910
Net cash provided by (used in) operating activities	(884,665)	306,633

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(127,128)	-
Cash paid for acquisition of PhotoMedex, Inc.	(5,000,000)	-
Net cash used in investing activities	(5,127,128)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of costs	6,982,930	-
Proceeds from exercise of options	55,559	-
Payments of deferred consideration for acquisition	(14,583)	-
Payments of DermaWand asset purchase agreement	(150,000)	(150,000)
Net cash provided by (used in) financing activities	6,873,906	(150,000)

Effect of exchange rates on cash and cash equivalents	2,031	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	864,144	156,633

CASH AND CASH EQUIVALENTS, beginning of the period	1,390,641	1,334,302

CASH AND CASH EQUIVALENTS, end of the period	$2,254,785	$1,490,935

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
Cashless exercise of options	$23	$-
Payments of DermaWand asset purchase agreement	$-	$1,200,000
Contingent consideration reclass to other receivable	$570,248	$-

Acquisition of PhotoMedex on January 23, 2017
Fair value of assets acquired	$9,198,043	$-
Fair value of deferred consideration	(4,198,043)	-
Cash paid for acquisition	$5,000,000	$-

Asset Acquisition of Ermis Labs on January 23, 2017
Cost of assets acquired	$1,981,822	$-
Present value of deferred consideration	(1,131,822)	-
Issuance of common stock for asset purchase	(850,000)	-
Cash paid for acquisition	$-	$-

See accompanying notes to the condensed consolidated financial statements as filed on www.sec.gov.